Exhibit 10.11

BUYER'S CONTRACT NO. OPUS.SP90210
SELLER'S CONTRACT NO. 20161118

CONTRACT Dated September 28, 2016

Between

OCEAN PARTNERS USA, INC.
43 Danbury Road
Wilton, CT
06897
USA

Hereinafter called "Buyer"

and

HUNT MINING CORP.
23800 E. Appleway
Liberty Lake, WA
99019
USA

Hereinafter called "Seller"

and

HUNTWOOD INDUSTRIES, INC.
23800 E. Appleway,
Liberty Lake, WA
99019
USA

Hereinafter called "Joint Seller and Guarantor"

1.          DEFINITIONS

•	the term "metric tonne" means 1000 kilograms or 2204.62 pounds
•	the term "pound" (lb) means pound avoirdupois, equal to 453.593 grams
•	the term "ounce" (oz) means ounce troy, equal to 31. 1035 grams
•	the term "g/t" means grams per dry metric tonne
•	the term "wet metric ton" or "(wmt)" means metric tonne, wet basis
•	the term "dry metric ton" or "(dmt)" means metric tonne, dry basis
•	the term "unit" means 1% of a dry metric ton
•	the term "ppm" means part per million or 1 gram per dry metric ton

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Contract No. OPUS.SP90210 / Page 2 of 17

•	the term "Concentrate" shall have the meaning set out in clause 3 below
•	the term "Target Quantity" shall have the meaning set out in clause 2 below
•	the term "Metal Payments" shall mean the metal payments set out in Schedule 2 to this Contract
•	the term "Deductions" shall mean the deductions set out in Schedule 2 to this Contract
•	the term "Quotational Period" shall mean the quotational period set out in Part B of Schedule 1 to this Contract
•	the term "Working Day and/or Business Day" shall mean Monday to Friday; Saturday, Sunday and legal holidays excluded
•	the term "Provisional Payment" shall have the meaning set out in clause 8 below
•	the term "Option Window" shall have the meaning set out in clause 7 below
•	the term "Estimated Price" shall have the meaning set out in clause 7 below
•	amounts of money stated in USD, US$ and¢ (U.S. Dollars and cents) are references to the lawful currency of the United States of America
•	"month of shipment" in respect of any shipment shall mean the calendar month of the Bill of Lading date for that shipment has taken place
•	"IMO Bulk Cargo Code" means the International Maritime Organization's Code of Safe Practice for Bulk Cargoes as amended from time to time.
•	LBMA : London Bullion Market Association
•	LME: London Metal Exchange
•	Any abbreviations used in relation to the alternative methods of delivery shall be as defined in INCOTERMS®2010 (as amended, updated or replaced from time to time).
•
Where the words include(s), including or In particular are used in this Contract, they are deemed to have the words without limitation following them. Where the context permits, the words other and otherwise are illustrative and shall not limit the sense of the words preceding them.

•	The Schedule(s} to this Contract form(s} part of this Contract and shall have effect as if set out in full in the body of this Contract Any reference to this Contract includes the Schedule(s).
•	Clause, Schedule and paragraph headings shall not affect the interpretation of this Contract. References to clauses and schedules are to the clauses and schedules of this Contract.

2.          DURATION AND QUANTITY

This Contract commences on September 28, 2016 and shall remain in force until completion of the parties obligations herein.

Subject to the terms of this Contract, the Seller agrees to sell to the Buyer and Buyer agrees to buy from the Seller Silver-Gold concentrates as set out in Clause 3 and in accordance with the terms and conditions of this Contract. The parties intend that the Buyer shall buy such quantities of the Concentrate as are set out in the Part A of Schedule 1 to this Contract, subject to the paragraph below.

The parties hereto accept and acknowledge that the shipment quantities set out in Part A of Schedule 1 to this Contract are approximations and that the actual quantity of Concentrate in each shipment may vary therefrom. To the extent that the quantity of Concentrate in any shipment exceeds, or is exceeded by, the quantity set out in Part A of Schedule 1 to this Contract (the "Target Quantity" for that shipment) by 10% more or less of the Target Quantity, the Seller shall be deemed to have satisfied its obligations under this Contract in full.

3.          QUALITY

The Concentrate to be delivered under this Contract shall be Silver-Gold Concentrate from Hunt Mining with the below typical specification (hereinafter referred to as the "Concentrate"):

Au	g/dmt	30-70
Ag	Kg/dmt	30-100

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Contract No. OPUS.SP90210 / Page 3 of 17

AI	%	3.7
As	%	0.7-1.2
Ba	%	< 0.1
Bi	ppm	< 50
Ca	%	0.13
Cd	ppm	50
Cl	ppm	< 100
Co	ppm	50
Cr	ppm	10
Cu	%	1-3
F	ppm	< 50
Fe	%	15-30
Hg	ppm	10-50
La	ppm	30
Mg	%	0.03
Mn	ppm	125
Mo	ppm	10-30
Na	%	< 0.05
Ni	ppm	20
P	ppm	100
Pb	%	1.5-2.0
S	%	20-25
Sb	%	0.1-0.2
Sc	ppm	< 5
Se	ppm	50
Si02%		37
Sn	ppm	20
Sr	%	< 10
Te	ppm	< 30
Ti	%	0.10
Tl	ppm	< 10
V	ppm	< 10
Zn	%	3

The Seller warrants that the Concentrate shall be suitable for ocean transportation in accordance with the IMO Bulk Cargo Code and that it owns or shall own or has or shall have the unrestricted right to sell the Concentrate to the Buyer with good and marketable title thereto.

The radioactivity in material shall be in permissible limits set by IAEA (International Atomic Energy Agency). The Seller shall use all reasonable endeavours to ensure the Concentrate shall be free from any deleterious elements materially harmful to the normal zinc smelting and refining processes. If for any reason, any of the typical known assays changes significantly, Seller will advise Buyer in good time prior to the shipping allocations being made and Buyer and Seller will discuss in good faith in order to overcome any problem that may be created by the change in quality. Where the actual assay analysis of the Concentrate delivered reveals that this is not the case, the Buyer must promptly notify the Seller of such fact and the parties shall meet to discuss and agree a suitable resolution.

4.         SHIPMENT

Subject to the other terms of this Contract, the Concentrate shall be shipped in bags in standard or heavy duty 20ft containers at Seller's option in accordance with the shipment schedule set out in Part A of Schedule 1 to this Contract.
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Contract No. OPUS.SP90210 / Page 4 of 17

Notwithstanding the shipment timings set out in Part A of Schedule 1 to this Contract, all shipments are subject to availability of suitable vessels for freight transport If pallets are used in the shipment of bags a certificate from a 3ro party must be provided to confirm that the pallets have been properly fumigated.

5.         DELIVERY

Subject to the other terms of this Contract, the Seller shall arrange for delivery of the Concentrate FOB (lncoterms®2010) to the loading port or ports set out in Part C of Schedule 1 to this Contract.

The prices referred to in this Contract shall only be inclusive of delivery FOB, as set out above, to the port or ports of loading set out in Part C of Schedule 1 to this Contract. The Seller shall be solely responsible for all the terminal handling charge at such port or ports and all other costs, expenses and liabilities, up to the time Concentrate are loading on board the sea going vessel.

6.         PRICE

The price, per dry metric ton of Concentrate, for each shipment of Concentrate shall be calculated on the basis of the value of the applicable Metal Payments in respect of that shipment of Concentrate less the applicable Deductions, if any, as set out in Schedule 2 to this Contract, in respect of that shipment of Concentrate (the "Final Price").

7.         PRICING MECHANICS

Fixing Price Prior To Quotational Period
Subject to the other terms of this Contract including adjustment pursuant to clause 8 below, the Seller may elect to 'fix' pricing, adjusted to the Quotation period as set out in Part B of Schedule 1 to the Contract, in respect of each shipment or part shipment of Concentrate, by notifying the Buyer on phone or in writing of its election at any point within the Option Window.

For the purposes of this clause 7, the "Option Window" shall be the period from the date on which the Buyer confirms receipt of the signed Contract up to, and including, the second day on which the LME is open for trading prior to the commencement of the Quotational Period (as set out in Part B of Schedule 1 of this Contract).

If the Seller so notifies the Buyer within the Option Window, the Buyer shall notify the Seller of its proposed fixed price for that shipment (or part shipment) of Concentrate.

If the Seller does not so notify the Buyer within the Option Window, or such notification only related to part of a shipment or to the extent that the parties cannot agree on the fixed price to apply to a shipment or part shipment of Concentrate pursuant to the preceding paragraph, pricing shall be determined in accordance with Quotation period as set out in Part B of Schedule 1 to the Contract

If the price for any payable metals drops below 92.5% of the below mentioned estimated price then the Seller shall be obligated to exercise the pricing option on the same day.

Any over I under pricing profit or loss calculated in accordance with Quotation period as set out in Part 8 of Schedule 1 to the Contract, shall be for the account of the Seller.

All pricing instructions must be given in writing.

No backpricing or liquidation of any priced positions is allowed.
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Contract No. OPUS.SP90210 / Page 5 of 17

Estimated Price
Where no fixed pricing has been agreed pursuant to this clause 7, the "Estimated Price" for a shipment shall be calculated by the Seller by reference to the Bill of Lading weight for such shipment, estimated assays based on the typical analysis referred to in clause 3 above and the applicable metals price referred to in Schedule 2 to this Contract but averaged LME price for the 5 (five) trading days prior to the date of Bill of Lading (the "Standard Calculation").

Where fixed pricing has been agreed in relation to an entire shipment of Concentrate, the Estimated Price for that shipment shall be calculated by the Seller by reference to the Bill of Lading weight for such shipment and the agreed fixed price (the ''Fixed Price Calculation").

Where fixed pricing has been agreed in relation to part of a shipment of Concentrate, the Estimated Price for that shipment shall be calculated on the basis of the arithmetical mean of: (i) the total Estimated Price for that part of the shipment where pricing has not been fixed based on the Standard Calculation; and (ii) the total Estimated Price for that part of the shipment where pricing has been fixed based on the Fixed Price Calculation price for the 5 (five) trading days prior to the date of Bill of Lading (the "Standard Calculation").

8.         PAYMENT

Currency:
All invoices or credit notes shall be in U.S. Dollars and Cents, and all payments shall be made by the relevant party in U.S. Dollars and Cents. Each party accepts their own risk in relation to currency exchange rate fluctuations, save where payments are made in a currency other than U.S. Dollars and Cents without prior written agreement from the other party (in which case the party attempting to make such payment shall bear all currency exchange rate fluctuation risk).

Provisional Payment
The "Provisional Documents" are:
‒	the Provisional Invoice (as defined below);
‒	full set (3 out of 3) of original shipped on-board Bills of Lading issued as per Buyer's instructions;
‒	Provisional Weight & Moisture certificate to be issued by an independent, internationally recognized surveyor;
‒	Provisional assay certificate to be issued by an independent, internationally recognized laboratory;
‒	Packing List issued by Seller;
‒	Certificate of Origin from the local chamber of commerce;
‒	Declaration from Seller confirming that shipment contains no solid wood material;
‒	MSDS Sheet;
‒	A Fumigation Certificate of Zika to be provided by Seller;
‒	A Fumigation Certificate, issued by a 3n1 party, to confirm that the pallets used have been fumigated
(in case material is shipped on pallets in containers).

ADVANCE PAYMENT
Please refer to Advance Payment Facility Agreement- APFUS1601 dated 28th October 2016 and any later amendments. The Seller and Joint Seller shall repay the advance by deduction against Provisional Payment at a rate of $15,000 per wet metric ton of Concentrate as evidenced by the wet metric tons stated on the original bills of lading. The date of repayment will be taken as the date in which the last container is sealed for that shipment.

Provisional Payment:
The Seller shall be entitled to charge and invoice (such invoice being the "Provisional Invoice") the Buyer for a provisional payment of 90% of the Estimated Price in respect of each shipment of Concentrate, once such Estimated Price has been calculated in accordance with clause 7 above against presentation of Provisional Documents.
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Contract No. OPUS.SP90210 / Page 6 of 17

Final Payment:
As soon as reasonably practicable following final weights and assays being determined in accordance with clauses 12 and 13 hereof in respect of a shipment of Concentrate, the Seller shall calculate the Final Price and prepare and forward to Buyer a final invoice (or credit note) in respect of that shipment based on the difference between the Final Price and the Provisional Payments.

Where an additional payment is due from the Buyer, the Buyer shall ensure it is made promptly upon presentation of the Sellers final invoice. Where payment is due from the Seller, the Seller ensure it is made promptly upon receipt of the Buyers payment details.

The "Final Documents" are:
‒	the Final Invoice.

9.         TOTAL AND PARTIAL LOSS AND DAMAGE

All Concentrate lost or damaged after risk, as per lncoterms®2010, has passed to the Buyer in accordance with clause 11, shall be treated as if they had been safely delivered to the Buyer for the purposes of determining whether the obligation of the Seller to deliver and sell, and the obligation of the Buyer to buy Concentrate in accordance with clause 2 has been fulfilled.

Total Loss:
In case of total loss of, or damage to Concentrate after risk, as per lncoterms®2010, has been transferred to the Buyer in accordance with clause 11, payment shall be made as if the shipment had been safely delivered.

The amount payable shall be calculated based on the original Bill of Lading weights, and the provisional moisture and provisional assays of the loaded Concentrate and otherwise in accordance with the terms of this Contract. Insurance to be claimed by Buyer in such a case.

In the case of the total loss of any shipment, the Date of Arrival shall be deemed to be the 25th day after the on board date of the Bill of Lading for the shipment.

Partial Loss:
In case of partial loss of, or damage to Concentrate after risk, as per lncoterms®2010, has been transferred to the Buyer in accordance with clause 11, payment shall be made as if the shipment had been safely delivered.

The amount payable shall be calculated based on the original Bill of Lading weights, and the final moisture and final assays on that part of the Concentrate which has been safely delivered in good condition and otherwise in accordance with the terms of this Contract. Insurance to be claimed by Buyer in such a case.

10.       INSURANCE

The Seller is not obligated to insure the cargo, but it is highly recommended they insure each shipment from the mine site to the FOB delivery point.

11.       TITLE AND RISK

Title to the Concentrate for each shipment or any part thereof, shall pass from Seller to Buyer on receipt by Seller of the first provisional payment in accordance with clause 8 of this Contract.

Risk to the Concentrate shall pass from Seller to Buyer as per lncoterms®2010.
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Contract No. OPUS.SP90210 / Page 7 of 17

12.        WEIGHING SAMPLING AND MOISTURE DETERMINATION

Provisional weighing, sampling, sample preparation and determination of moisture of the Concentrate at a mutually agreed location, by Inspectorate according to ISO Standards. The appointment of the independent internationally recognized surveyor shall be on a con-joint basis between the Buyer and Seller with the cost split 50/50 between the Buyer and Seller.

Final weighing, sampling, sample preparation and determination of moisture of the Concentrate shall be carried out at Receiver's works by independent. internationally recognized surveyor according to ISO Standards. Seller shall have the right to be represented at its own expense by an internationally recognised surveyor when the final weighing, sampling and moisture determination is being carried out. Buyer and Seller can appoint a mutually acceptable surveyor on conjoint basis, with costs to be shared equally for carrying out the weighing, sampling and determination of moisture.

The weight determined by light & heavy bags shall govern for final settlement.

The final weighing, sampling and moisture determination shall be carried out in lots of about either 50wmt each, to be mutually agreed, in accordance with accepted industry standards according to ISO standards, and repeated for each lot. Each lot shall comprise a separate and complete delivery for the purpose of this Contract

The results of the entire weighing, sampling and moisture determination operation shall be mutually agreed between the representatives of all parties concerned.
Each sample shall be prepared in the internationally acceptable manner with a minimum sample weight of 250 (two hundred and fifty) grams.

The composite sample for each lot shall be divided into 6 equal portions: 2 for Seller, 2 for Buyer, and 2 to be properly packed, sealed, labelled and retained by the Independent surveyor respectively as reserve samples for analysis by umpires if required under clause 13. More samples maybe freely requested by the Buyer. All samples shall be sealed and signed jointly by both Buyer's and Seller's representative.

13.        ASSAYING

Each party shall undertake assaying for the relevant metals referred to under 'Metal Payments' In schedule 2 to this Contract on their respective samples taken pursuant to clause 12 above, using all reasonable endeavours to ensure that its assayers are suitably qualified, skilled and experienced and utilize reliable and appropriate assaying procedures and equipment in accordance with best industry practices generally recognized by the mining and smelting industry throughout the world.

Assay results for Gold shall be reported in grams per DMT, two decimal places required.

Assay certificate for exchange shall be issued by an independent international lab and shall be exchanged by email or fax as mutually agreed, on a date to be agreed upon in advance, but in any event within 45 days after last receipt of the samples at the port of discharge. The Buyer reserves the right to exchange the Sellers certificate directly with the Buyers receiver and subsequently exchange the Buyers receiver's certificate with the Seller. The assays of gold shall be exchanged on lot by lot basis. Assay for gold shall be made by fire assay and corrected for cupellation, volatilization and slag losses. Seller and Buyer undertake to agree on a date for the exchange of assays as soon as possible.

For Payable elements should the difference between the results of both parties be not more than the following splitting limits:

Gold          To be Mutually agreed between Buyer and Seller
Silver         To be Mutually agreed between Buyer and Seller

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Contract No. OPUS.SP90210 / Page 8 of 17

Arsenic      To be Mutually agreed between Buyer and Seller

then the exact mean of the two results shall be taken as the agreed assay for the purpose of final accounting. In the event of greater difference, umpire assaying shall be performed on the sample(s) reserved for this purpose by a laboratory(s) to be mutually agreed upon by Buyer and Seller, which shall be from the following list of laboratories:

Alfred H Knight International Ltd.
Eccleston Grange, Prescot Road,
St. Helens, Merseyside
England WA 10 3BQ

Laboratory Services International BV
Pittsburghstraat 9
3047 BL Rotterdam
Netherlands

RC Inspection
Gustoweg 66, NL 3029 AS
Rotterdam. Holland

Alex Stewart International Corporation
Unit 28 Olympic Way, Sefton Business Park, Aintree,
Liverpool, Merseyside, L30 1RD

ALS Inspection UK Ltd.
Caddick Road, Knowsley Industrial Estate
Knowsley, Merseyside 134 9ER, England

Bachelet Laboratories
Liege Science Park, Avenue du Pre-Ally, 26
B-4031 Angleur. Belgium

SGS Nederland B.V.
Mineral Services, Malledijk 18
PO Box 200, 3208 LA/3200 AE Spijkenisse
Netherlands

If any of the above companies act as either Buyer's or Seller's laboratory on the assaying or act as either Buyers or Seller's representative during the weighing, sampling and moisture determination, then this laboratory shall be disqualified from acting as an umpire party.

The umpire decided upon pursuant to this clause 13 shall be instructed to advise both the Seller and the Buyer of the results of the umpire's assay by letter sent by email & courier.

Should the umpire's determination fall between the results of the assays conducted by the Buyer and the Seller, or coincide with either the Buyer's or the Seller's assay, then the arithmetical mean of the umpire's assay and the assay of the party nearest to the umpire's assay shall be taken as the agreed assay in respect of the lot in question. Should the umpire's assay be the exact mean of the Buyer's and the Seller's assay, the umpire's assay shall be taken as the agreed assay in respect of the lot in question. Should the umpire's assay fall elsewhere, then the arithmetical mean of the umpire's assay and the assay of the party nearest to the umpire's assay shall be taken as the agreed assay in respect of the lot in question.

In all cases, the cost of the umpire's assay shall be paid by the party whose result varied the most from the umpire's assay, unless the umpire's assays is the exact mean of the Buyer's and the Sellers assay, in which event the cost of the umpire's assay shall be borne equally between the Buyer and the Seller.
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Contract No. OPUS.SP90210 / Page 9 of 17

14.        TAXES, TARIFFS AND DUTIES

Any applicable taxes, tariffs and duties, whether present or imposed on the Concentrate or contained metal or on commercial documents relating thereto arising in the jurisdiction in which the port(s) of discharge is/are located shall be borne solely by the Buyer and the Buyer shall fully indemnify the Seller accordingly at all times. Any applicable taxes, tariffs and duties, whether present or imposed on the Concentrate or contained metal or on commercial documents relating thereto arising in the jurisdiction in which the Concentrate is produced or exported from by Seller or Seller's supplier shall be borne solely by the Seller and the Seller shall fully indemnify the Buyer accordingly at all times. Seller shall provide to Buyer promptly any documents requested by Buyer in order to obtain to comply with Buyer's obligations related to the import taxes, tariffs, duties and licenses associated with the Concentrates.

15.        LICENSES

Seller must obtain, at its own risk and expense, any export license or other official authorization and carry out all customs formalities necessary for the export of the Concentrates. Where applicable, Buyer shall obtain, at its own risk and expense, any import license or other official authorization and carry out all customs formalities for the import of the Concentrates. Seller shall provide to Buyer promptly any necessary documents requested by Buyer in order to obtain any of the aforementioned licenses. authorizations or custom formalities.

16.        FORCE MAJEURE

Neither party to this Contract shall be liable for any delay in performing or failure to perform its obligations (except for delay or failure to pay money when due) due to events including but not limited to any war, warlike operation or act, revolution, act of God, flood, storm, earthquake, fire, explosion, strike, lockout, stoppage of work, combination of workmen, interference of Trade Unions, act of government or government appointed agents or local, foreign, national or international or other public authority. any court order or judgement, decree, embargo, confiscation, sabotage, tidal wave, law, act, order, proclamation, regulation, ordinance, carrier failure or delay, inability to obtain raw materials, plant equipment or materials required for maintenance, replacement or repair, fire, obstruction or blockage of port or wharf, lack of railway or seaborne freight facilities or delays en route whether due to mechanical fault or to action of the elements, or, in the event of any other disabling causes whatsoever beyond the reasonable control of the parties concerned, including but not restricted to, permanent or temporary mine closure for economic or others reasons, (any such cause being hereinafter called ("Force Majeure") preventing or hindering a party from performing its obligations in the Contract (including if a Force Majeure event prevents performance by the producing mine, or receipt or treatment by the consuming smelter). Failure to deliver or to accept delivery in whole or in part because of the occurrence of an event of Force Majeure shall not constitute a default hereunder or subject either party to liability for any resulting loss or damage.

Upon the occurrence of any event of Force Majeure, the party affected by the event of Force Majeure shall within 3 (three) Business Days of the occurrence notify the other party hereto in writing of such event and shall specify in reasonable detail the facts constituting such event of Force Majeure. Where such notice is not given within the time required, Force Majeure shall not justify the non-fulfilment of any obligations under this Contract.

Both parties agree to use their respective reasonable efforts to cure any event of Force Majeure to the extent that it is reasonably possible to do so, it being understood that the settlement of strikes, lockouts, and any other industrial disputes shall be within the sole discretion of the party asserting Force Majeure.

Failure to deliver or accept delivery of the Material which is excused by or results of an event of Force Majeure shall extend the term of this Contract for a period equal to the period of such failure. If such a failure caused by an event of Force Majeure shall continue for more than 90 (ninety) calendar days, then

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Contract No. OPUS.SP90210 / Page 10 of 17

the party not having declared Force Majeure shall have the right by written notice to cancel the affected quantity of the Concentrate with immediate effect.

This clause shall not apply to any obligations to pay, indemnify or provide security or to any Concentrate for which vessel, truck or railway wagon space has been booked, pricing has been established, the Quotational period has commenced and/or payment has been made unless Buyer and Seller have expressly consented in writing. In these cases parties shall find a reasonable solution for both sides in a fair and equitable manner.

In the event of Force Majeure the Seller shall allocate its available supplies of such material. if any, among any or all of its existing customers in a fair and equitable manner. In addition. where the Seller is the affected party, it shall offer to supply, from another source. goods of similar quality in substitution for the material subject to the Force Majeure event to satisfy that amount which would have otherwise been sold and purchased hereunder at a price which may be more or less than the price hereunder.

Within 30 (thirty) days of the cessation of the Force Majeure event. the Parties shall reach agreement as to Seller's obligation to deliver and the Buyer's obligation to accept material of that quantity of material that could not be delivered and accepted hereunder because of the Force Majeure event, provided always that any such shortfall quantity has not been replaced by material pursuant to the terms above.

17.       SUSPENSION OF QUOTATIONS

The metal price quotations specified under this Contract are the quotations currently in general use for the pricing of the relevant metals listed in Schedule 2 to this Contract and which may be found within concentrate akin to the Concentrate.

In the event that any of these price quotations ceases to exist. ceases to be published, publishes an erroneous price quotation and does not later correct it, or should no longer be internationally recognized as the basis for the settlement of contracts for concentrate of the same kind as the Concentrate. then upon the request of either party the Buyer and the Seller shall promptly consult together with a view to agreeing on a new pricing basis and on the date for bringing such basis into effect. with the basic objective of securing the continuity of fair pricing under the Contract.

Until such time as the new pricing basis is agreed between the parties, the Seller shall be entitled, on provision of written notice to the Buyer, and formal written acceptance by Buyer, to invoice the Buyer provisionally (and the Buyer shall pay such provisional sums in accordance with clause 8 above) on the basis of the applicable price applied to the last shipment of Concentrate sold by the Seller to the Buyer under this Contract prior to the date of such notice being given.

18.        GOVERNING LAW AND ARBITRATION

GOVERNING LAW:
This Contract, including the arbitration clause, shall be governed by, interpreted and construed in accordance with the substantive laws of England and Wales excluding the United Nations Convention on contracts for the International Sales of Goods of April 11, 1980 (CISG).

ARBITRATION:
Any dispute arising out of or in connection with this Contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (LCIA), which Rules are deemed to be incorporated by reference into this clause. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitration shall be English. The number of arbitrators shall be 3 (three) (one arbitrator to be appointed by each party, and the third to be chosen by the two party-appointed arbitrators). The parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority.

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Contract No. OPUS.SP90210 / Page 11 of 17

19.       SUCCESSORS AND ASSIGNMENT

This Contract and all its provisions shall be binding upon and endure to the benefit of the successors and assigns of the respective parties hereto. Neither party shall assign or novate this Contract or their rights or obligations hereunder without the written consent of the other party. which consent shall not be unreasonably withheld.

20.       NOTICES

It is agreed that any and all notices required or permitted to be given to either party under the terms of this Contract shall be notified in person or by facsimile or e-mail followed by special courier, if needed, addressed to the party to be notified at the following respective addresses, or any other addresses regarding which the respective parties have been informed prior to the sending of such notices, namely:

BUYER:
OCEAN PARTNERS USA, INC.
43 Danbury Road
Wilton
CT 06897
USA
E-maH:jay.hemenway@oceanpartners.com

SELLER:
HUNT MINING CORP.
23800 E. Appleway
Liberty Lake, WA
99019
USA
E-Mail: th@huntwood.com

If a notice or other communication has been properly sent or delivered in accordance with this clause, it shall be deemed to have been received as follows:
a)	if delivered personally, at the time of delivery; or
b)	if delivered by special courier, at the time of signature of the courier's receipt; or
c)	in the case of fax or email it shall be deemed to have been received at the time of transmission or on the consecutive business day if the time of transmission is outside of normal business hours at the place of receipt.

For the purposes of this clause all times are to be read as local time in the place of deemed receipt; and if deemed receipt under this clause is not within business hours (meaning 9.00 am to 5.00 pm Monday to Friday on a day that is not a public holiday in the place of receipt), the notice is deemed to have been received when business next starts in the place of receipt

To prove delivery, it is sufficient to prove that if sent by email no error message was received from the Intended recipient that such email has not been successfully delivered, and if sent by facsimile, delivery confirmation or successful transmission confirmation was received.

The provisions of this clause 20 shall not apply to the service of any process in any legal action or proceedings.

21.        LIABILITY

In no event shall either Party be liable for any indirect or consequential damages (including loss of profits) resulting from Its performance or non-performance of its obligations hereunder.

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Contract No. OPUS.SP90210 / Page 12 of 17

This clause 21 shall survive termination of this Contract for any reason.

22.        TERMINATION

Either party may elect to terminate this Contract in the event that the other party fails to pay any amount payable hereunder as and when due and such default has continued unremedied for a period of 45 (forty five) calendar days after written notice thereof is given by the party to whom the sums are due save for if such party has failed to make payment due to quality or other associated claims under this Contract.

This Contract shall terminate at the option of either party if the other party materially defaults in the performance or observance of any material obligations hereunder and fails to remedy the default within 45 (forty five) calendar days after receiving written demand therefor. This Contract shall terminate at the option of either party if the other party becomes insolvent or bankrupt or makes an assignment for the benefit of creditors, or if a receiver or trustee in bankruptcy is appointed for the other party, or if any proceeding in bankruptcy, receivership, or liquidation is instituted against the other party and is not dismissed within 45 (forty five) calendar days following commencement thereof.

All accrued sums, rights and obligations arising hereunder that are still outstanding at the time of termination of this Contract shall survive such termination and shall not be affected thereby. Termination of this Contract shall not affect any shipments of Concentrate ordered by the Buyer prior to such termination which shall continue and be paid for as if this Contract were continuing, without liability to the Buyer. Where such cancellation occurs and the Buyer has paid a Provisional Payment to the Seller, the Seller shall reimburse the same within [fourteen (14) calendar days] of such cancellation.

On termination of this Contract (however arising) the following clauses shall survive and continue in full force and effect: 3, 6, 8, 9, 11 to 14 (inclusive) and 18 to 27 (inclusive).

23.        VARIATIONS and WAIVER

This Contract may only be varied by agreement in writing signed by duly authorized representatives of the Buyer and Seller.

A waiver (which may be given subject to conditions) of any right or remedy provided under this Contract or by law shall only be effective if it is in writing and shall apply only to the party to whom it is addressed and for the specific circumstances for which it is given. It shall not prevent the party who has given the waiver from subsequently relying on the right or remedy in other circumstances.

Unless specifically provided otherwise, rights arising under this Contract are cumulative and do not exclude rights provided by law.

24.        ENTIRE CONTRACT

This Contract and any documents or schedules referred to in it constitute the whole Contract between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter of this agreement.

Each party acknowledges that, in entering into this Contract and the documents and schedules referred to in it, it does not rely on any statement, representation, assurance or warranty ("Representation") of any person {whether a party to this Contract or not) other than as expressly set out in this Contract or those documents or schedules. Each party agrees that the only remedies available to it arising out of or in connection with a Representation shall be for breach of contract as expressly provided in this Contract, save that nothing in this clause shall limit or exclude any liability for fraud or fraudulent misrepresentation.

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Contract No. OPUS.SP90210 / Page 13 of 17

If any provision of this Contract (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, illegal or unenforceable, that provision or part-provision, to the extent required, shall be deemed not to form part of the Contract, and the validity and enforceability of the other provisions of the Contract shall not be affected.

A person who is not a party to this Contract shall not have any rights whatsoever under or in connection with it.

25.        CONFIDENTIALITY

Each party shall at all times during this Contract and thereafter keep in strict confidence all technical or commercial know-how, specifications, inventions, processes, business plans, trade secrets, commercial terms, the detail of this Contract itself and all other information and matters which are of a confidential nature and have been disclosed to that party by the other party, its employees, agents, consultants or subcontractors and any other confidential information concerning the other party's business or its products which the receiving party may obtain.

Either party may disclose such information to its personnel who need to know such information for the purposes of carrying out their obligations under this Contract, subject to procuring their compliance with these obligations, and as may be required by law, court order or any governmental or regulatory authority. Neither party shall use any such information for any purpose other than to perform its obligations under this Contract.

26.        COMPLIANCE

Both parties warrant, represent and undertake to the other party that they will comply with all applicable laws, rules and regulations including without limitation to sanctions, anti-corruption, anti-money laundering and tax laws in performing this Contract.

27.        MSDS I CLP

The Seller (either on its own or by its appointed only representative, as applicable) undertakes, and assumes all responsibilities, to comply with regulation of the Council on Classification, Labelling and Packaging of Substances and Mixtures (CLP) and all applicable laws, including (without limitation) obligations pertaining to classification, labeling, (extended) safety data sheets and notification requirements of the Material under this Contract.

The Seller represents and warrants to the Buyer that the Material fully complies with the CLP requirements and all applicable laws, and undertakes to promptly provide the Buyer with documentation (including, without limitation, (extended) safety data sheets and chemical composition analysis) evidencing CLP compliance and to promptly inform the Buyer the identified use(s) for which the registration has been obtained.

The Seller shall indemnify and hold harmless the Buyer against any and all costs, expenses, losses and damages arising out of or in connection with any delay or failure on the part of the Seller to comply with the requirements of CLP, including (without limitation) its failure to notify the Buyer of any change in the identity of its only representative (if applicable).

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Contract No. OPUS.SP90210 / Page 14 of 17

IN WITNESS WHEREOF the parties hereto have executed  this Contract as of the day and year first above written.

Signed by:	TIMOTHY HUNT

For and on behalf of Seller:	HUNT MINING CORP.

Name in Print:	TIM R. HUNT

Title:	President/CEO

Date:	11/21/2016

Signed by:	TIMOTHY HUNT

For and on behalf·Joint Seller and Guarantor:
HUNTWOOD INDUSTRIES, INC.

Name in Print:	TIM R. HUNT

Title:	President/CEO

Date:	11/21/2016

Signed by:	JAY HEMENWAY	BRENT OMLAND

For and on behalf of Buyer	OCEAN PARTNERS USA, INC.

Name in Print:	Jay Hemenway	Brent Omland

Title:	Trader	Director

Date:	Nov 18/16	Nov 18, 2016

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Contract No. OPUS.SP90210 / Page 15 of 17

SCHEDULE 1

PART A- Target Quantity and Shipment Schedule

140-200WMT. +/-10% at Seller's option in all case

The Concentrate shall be shipped during November and December 2016 in shipments of minimum size 45wmt +/-10%

PART B – Quotational Period

The Quotational Period for all Payable Metals shall be Second Month after Month of Arrival at the Discharge Port (2MAMA)

PART C - Delivery Port

The Concentrate is to be delivered FOB (lncoterms®2010) Puerto Deseado, Argentina.

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Contract No. OPUS.SP90210 / Page 16 of 17

SCHEDULE 2

Metal Payments

In respect of each shipment of Concentrate, the Buyer shall pay the following:

Silver:
The Buyer shall pay for the lower of (i) 96% of the silver content in the Concentrate in that shipment as determined in accordance with this Contract or (ii) the total number of units of such content less a deduction of two hundred (200) grams, determined in accordance with this Contract, at a price equal to the daily US$ LBMA spot quotation price for silver, as provided by CME-TR (CME-Thomson Reuters) and averaged over the Quotational Period in accordance with Part B of Schedule 1 of this Contract.

Gold:
The Buyer shall pay for the lower of (i) 95% of the gold content in the Concentrate in that shipment as determined in accordance with this Contract or (ii) the total number of units of such content less a deduction of one (1) gram, at a price equal to the mean of the daily US$ London Bullion morning and afternoon quotations for gold as published in the London "Metal Bulletin" ( or such other information source published by the LME from time to time which may replace it), averaged over the Quotational Period in accordance with Part B of Schedule 1 to this Contract.

Deductions

The following deductions may be applied in respect of each shipment of Concentrate, where relevant. The Seller shall allow:

Treatment Charge
A treatment charge of US$225.00 (two hundred twenty five) per dmt of Concentrate delivered as part of that shipment

Silver Refining Charge
Seller shall allow Buyer a silver refining charge of US$1.40 per troy ounce (or pro rata for each fraction of an ounce) of the payable silver from that shipment of Concentrate in respect of which the above Metal Payment for silver applies.

The refining charge shall be increased by US$ 0.05 (zero decimal zero five) per oz of payable silver for each US$ 1 (one) variation in the silver price above US$ 18.00 (eighteen) per oz (fractions pro-rata).

Gold Refining Charge
Seller shall allow Buyer a gold refining charge of US$15.00 per troy ounce (or pro rata for each fraction of an ounce) of the payable gold from that shipment of Concentrate in respect of which the above Metal Payment for gold applies.

The refining charge shall be increased by US$ 0.05 (zero decimal zero five) per oz of payable gold for each US$ 1 (one) variation in the gold price above US$ 1,300.00 (one thousand three hundred) per oz (fractions pro-rata).

Freight Credit
Seller shall allow Buyer a freight credit of the actual freight cost from FOB Puerto Deseado to CIP Vancouver Canada or equivalent including any 'ad valorem' the transportation companies may apply.

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Contract No. OPUS.SP90210 / Page 17 of 17

Penalties

As:	Seller will allow Buyer a penalty of US$3.00 per each 0.1% the As content exceeds over 0.1%: Fractions pro rata.

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